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                                                          Exhibit (e)(4)(xxxvii)
                                                          ----------------------

                   FY2002 LONG TERM INCENTIVE PLAN AGREEMENT

          FY2002 LONG TERM INCENTIVE PLAN AGREEMENT (the "Agreement"), dated as of the 1st day of July, 2001, between SENSORMATIC ELECTRONICS CORPORATION, a Delaware corporation (the "Company"), and Employee_Name (the "Grantee").

                              W I T N E S S E T H:
                              - - - - - - - - - -

          WHEREAS, the Company has adopted the FY2002 Long Term Incentive Plan (the " FY2002 LTIP"), a long-term, cash and stock-based incentive compensation program for fiscal years 2001 through 2003 under the Company's 1999 Stock incentive Plan (the "1999 Plan"), providing for awards of cash and restricted stock to members of the Company's management who are expected to contribute significantly to the growth and profitability of the Company; and

          WHEREAS, the Grantee is a participant in the FY2002 LTIP.

          NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Grantee agree as follows:

          1.  Definitions.  Capitalized terms used, but not defined, herein have
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the meanings ascribed to them in the 1999 Plan.

          2.  Issuance of Shares; Cash Component; Legend.
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          (a)  Upon the Grantee's execution and delivery to the Company of this
     Agreement, the Company shall (i) issue, or cause to be issued, to the Grantee M_of_Restricted_Shares shares of Common Stock of the Company (the "Restricted Shares") and (ii) grant to the Grantee the right to receive a cash payment in the amount of Cash_Value (the "Cash Component"), pursuant to the 1999 Plan and subject to the terms, conditions and restrictions set forth in this Agreement and the 1999 Plan. A certificate representing the Restricted Shares, bearing the legend set forth below, shall be issued in the name of the Grantee and held in escrow by the Company for the benefit of the Grantee, subject to the terms and conditions of this Agreement. Notwithstanding anything to the contrary contained herein, the Company shall retain any and all cash dividends paid on or in respect of the Restricted Shares, and neither the Grantee nor any other person or persons entitled to exercise any of the Grantee's rights under this Agreement in accordance herewith and with the 1999 Plan shall have any rights to any such accrued dividends except when, and to the extent, any such Restricted Shares shall have vested in the Grantee or such other person or persons in accordance with this Agreement, at which time the accrued cash dividends with respect to the Vested Shares (as defined below) shall be transferred to the Grantee or such other person or persons.
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          (b)  Each certificate representing the Restricted Shares shall, unless otherwise specifically provided by this Agreement, bear the following legend or such other legend as the Company's counsel may deem appropriate to reflect the terms and conditions hereof:

     "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Sensormatic Electronics Corporation 1999 Stock Incentive Plan and the FY2002 Long Term Incentive Plan Agreement of even date herewith between Sensormatic Electronics Corporation and the registered owner hereof. Copies of such documents are on file at the offices of Sensormatic Electronics Corporation, 951 Yamato Road, Boca Raton, Florida 33431."

          3.  Restrictions against Transfer.  During the Grantee's lifetime,
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none of the Restricted Shares, the Cash Component, this Agreement or any right or interest hereunder or in the Restricted Shares or the Cash Component shall be assignable or transferable otherwise than by will or the laws of descent and distribution (as provided in this Agreement), or be subject to attachment, execution or other similar process, except (i) when and to the extent any of the Restricted Shares and Cash Component shall have vested in the Grantee in accordance with this Agreement or (ii) otherwise as determined by the Committee in accordance with the 1999 Plan. If the Grantee attempts to alienate, assign, pledge, hypothecate or otherwise dispose of any of the Restricted Shares or any rights under this Agreement, except as provided for herein, or in the event of any levy or any attachment, execution or similar process upon any of the Restricted Shares or the rights hereby conferred, the Company may terminate this Agreement by notice to the Grantee and cancel on its books the Restricted Shares issued to the Grantee and the right granted to the Grantee to receive the Cash Components pursuant to Section 2.

          4.  Forfeiture.  Any Cash Component or Restricted Shares which do not
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vest in the Grantee or other permitted persons in accordance with Section 5 shall automatically be forfeited to the Company and the Company shall cancel such Cash Component and Restricted Shares on its books. All rights and interests of the Grantee in and to such forfeited Restricted Shares, including the right to any accrued dividends thereon, shall terminate upon forfeiture.

          5.  Vesting of Restricted Shares.
              ----------------------------

          (a) Subject to Sections 5(b) through (e), the Restricted Shares shall vest (i) in full as of the first business day after September 30, 2004 (the "Early Vesting Date") if the Three Year Stock Performance Measure (as defined below) shall have been attained, provided that the Grantee is employed by, or associated with, the Company or a direct or indirect subsidiary thereof on such date; or otherwise (ii) in full on the sixth anniversary of the date hereof, provided that the Grantee is employed by, or associated with, the Company or a direct or indirect subsidiary thereof on such date (the Restricted Shares that shall have vested in accordance with this Section 5 being herein referred to as the "Vested Shares"). The "Three Year Stock Performance Measure" shall have been attained if the average of the closing prices on the New York Stock Exchange of the Corporation's Common Stock on the trading days the period from August 1 through September 30, 2004 shall be $32 or more.

          (b) Notwithstanding the foregoing, in the event of the Grantee's death prior to the vesting of all of the Restricted Shares pursuant to Section 5(a), and while the Grantee is

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employed by, or associated with, the Company or a direct or indirect subsidiary thereof, the Restricted Shares shall immediately vest in full, in (i) such person(s) as the Grantee may designate in a writing duly delivered to the Company (in the form available from the Company for such purpose), or, in the absence of such a designation, (ii) the Grantee's estate.

          (c) Notwithstanding the foregoing, in the event of the termination of the Grantee's employment due to permanent long term disability (as determined in the sole discretion of the Governance Committee) prior to the vesting of all of the Restricted Shares pursuant to Section 5(a), and while the Grantee is employed by, or associated with, the Company or a direct or indirect subsidiary thereof, the Restricted Shares shall immediately vest in full.

          (d) In the event of a Change in Control of the Company prior to the vesting of all of the Restricted Shares pursuant to Section 5(a), and while the Grantee is employed by, or associated with, the Company or a direct or indirect subsidiary thereof, the Restricted Shares shall immediately vest in full in the Grantee.

          (e) Notwithstanding the foregoing, in the event the termination of the Grantee's employment as a result of Grantee's retirement at the normal retirement age of 62 or thereafter prior to the vesting of all the Restricted Shares pursuant to Section 5(a), a prorated portion of the Restricted Shares, based upon the proportion that the number of whole months of employment during the 36 months (three fiscal years) plan cycle bears to the full 36 months plan cycle, shall vest as of the Early Vesting Date if the Three Year Stock Performance Measure shall have been attained.

          (f) If the Grantee's employment or association with the Company or its direct or indirect subsidiaries is terminated for any reason other than those specified in Sections 5(b), (c) and (d) above, including, without limitation, by voluntary termination by the Grantee or by termination by the Company or any of its direct or indirect subsidiaries, whether or not for cause, in any case prior to the vesting of all of the Restricted Shares pursuant to
Section 5(a), then, except as set forth in Section 5(e) above and except as otherwise determined by the Committee in accordance with the 1999 Plan, all such Restricted Shares shall automatically be forfeited to the Company on and as of the date of such termination.

          6.  Vesting of Cash Component.
              -------------------------

          (a) Subject to Sections 6(b) through (e), the Cash Component shall vest and become payable as of the Early Vesting Date if, and to the extent that, the Three Year Cash Performance Measures (as defined below) shall have been attained, provided that the Grantee is employed by, or associated with, the Company or a direct or indirect subsidiary thereof on such date (subject to Sections 6(b) and (c)). The "Three Year Cash Performance Measures" shall have been attained, (i) as to one-third of the Cash Component if the average of the closing prices on the New York Stock Exchange of the Corporation's Common Stock on the trading days during the period from August 1 through September 30, 2002 shall be $22 or more, (ii) as to an additional one-third of such Cash Component if such average closing price for the period from August 1 through September 30, 2003 shall be $27 or more, and (iii) as to an additional one-third of such Cash Component if such average closing price for the period from August 1 through September 30, 2004 shall be $32 or more; provided, however, that no amounts which otherwise

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may have accrued under the foregoing clauses (i) and (ii) shall be payable unless the performance measurement under the foregoing clause (iii) above shall also have been attained.

          (b) Notwithstanding the foregoing, in the event of the Grantee's death prior to the Early Vesting Date, and while the Grantee is employed by, or associated with, the Company or a direct or indirect subsidiary thereof, the Cash Component shall as of the Early Vesting Date vest in (i) such person(s) as the Grantee may designate in a writing duly delivered to the Company (in the form available from the Company for such purpose), or, in the absence of such a designation, (ii) the Grantee's estate, to the extent that the Cash Component would have vested as of Early Vesting Date pursuant to Section 6(a) if the Grantee had remained employed by or associated with the Company or a subsidiary thereof on such date.

          (c) Notwithstanding the foregoing, in the event of the termination of the Grantee's employment due to permanent long term disability (as determined in the sole discretion of the Governance Committee) prior to the Early Vesting Date, and while the Grantee is employed by, or associated with, the Company or a direct or indirect subsidiary thereof, the Cash Component shall as of the Early Vesting Date vest to the extent that the Cash Component would have vested as of Early Vesting Date pursuant to Section 6(a) if the Grantee had remained employed by or associated with the Company or a subsidiary thereof on such date.

          (d) In the event of a Change in Control of the Company prior to the Early Vesting Date, and while the Grantee is employed by, or associated with, the Company or a direct or indirect subsidiary thereof, the Cash Component shall immediately vest in full in the Grantee.

          (e) Notwithstanding the foregoing, in the event the termination of the Grantee's employment as a result of Grantee's retirement at the normal retirement age of 62 or thereafter prior to the Early Vesting Date, a prorated portion of the Cash Component (to the extent it would have vested as of the Early Vesting Date pursuant to Section 6(a) if the Grantee had remained employed by or associated with the Company or a subsidiary thereof on such date), based upon the proportion that the number of whole months of employment during the 36 months (three fiscal years) plan cycle bears to the full 36 months plan cycle, shall vest and become payable as of the Early Vesting Date.

          (f) If the Grantee's employment or association with the Company or its direct or indirect subsidiaries is terminated for any reason other than those specified in Sections 6(b) and (c) above, including, without limitation, or by voluntary termination by the Grantee or by termination by the Company or any of its direct or indirect subsidiaries, whether or not for cause, in any case prior to the Early Vesting Date, then, except as set forth in Section 6(e) above and except otherwise determined by the Committee in accordance with the 1999 Plan, the right to receive all such Cash Component shall automatically be forfeited to the Company on and as of the date of such termination.

          (g) If the Cash Component or any portion thereof is not vested by the Early Vesting Date, the Cash Component or such portion of the Cash Component as shall not have so vested shall be forfeited as of such date.

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          7.  Removal of Legend.  After any of the Restricted Shares shall have
              -----------------
vested pursuant to Section 5 and the restrictions thereon have lapsed, the Grantee or such other person or persons in whom the Vested Shares have vested shall be entitled to have the restrictive legend removed from each certificate representing the Vested Shares and to have a new, unlegended certificate representing the Vested Shares delivered to him. The Grantee shall, promptly following the Committee's determination that Restricted Shares have vested, deliver to the Company each stock certificate issued to the Grantee representing any Vested Shares. The Company shall, as soon as practicable thereafter, issue to the Grantee an unlegended stock certificate or unlegended stock certificates representing the Vested Shares. The Grantee shall be free to hold or dispose of the Vested Shares subject to applicable securities laws.

          8.  General Provisions.
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          (a)  Administration and Construction.  The award of the Restricted
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Shares and Cash Component is made to the Grantee pursuant to the 1999 Plan and is subject to the terms and conditions thereof. The 1999 Plan is administered by the Company's Governance Committee (the "Committee"). All determinations and acts of the Committee as to any matters concerning the Plan, including interpretations or constructions of this Agreement and of the Plan, shall be conclusive and binding on the Grantee and any parties claiming through the Grantee. Without limiting the generality of the foregoing, any determination as to whether or not, and the extent to which, the conditions set forth in Exhibit A for early vesting of Restricted Shares and the vesting of the Cash Component have been met by the Company, or whether or not any other event has occurred or failed to occur which causes the Restricted Shares, Cash Component, or any part of them to be vested or forfeited pursuant to this Agreement or the 1999 Plan, shall be made by the Committee in accordance with the FY2002 LTIP and the 1999 Plan.

          (b)  Conditions to Issuance of Restricted Shares.  Notwithstanding
               -------------------------------------------
anything contained herein to the contrary, the shares of Restricted Stock issuable to the Grantee may be issued from either previously authorized but unissued shares of Common Stock, or issued shares which have been reacquired by the Company. The Company may postpone the time of delivery of certificate(s) representing any Restricted Shares or Vested Shares for such time as the Company shall deem necessary or desirable to enable it to comply with the requirements of any securities exchange upon which the Common Stock may be listed, or the requirements of the Securities Act of 1933, as amended, the Securities Act of 1934, as amended, any rules or regulation of the Securities and Exchange Commission promulgated thereunder, or any applicable state laws relating to the authorization, issuance or sale of securities.

          (c)  Withholding.  The Company shall have the right to withhold from
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any payments to be made to the Grantee (whether under this Agreement or otherwise) any taxes the Company determines it is required to withhold with respect to the award of the Cash Component or the Restricted Shares under the laws and regulations of any governmental authority, including, without limitation, taxes in connection with the issuance or transfer of any of the Restricted Shares or the lapse of restrictions on any of the Restricted Shares or the payment of the Cash Component or any part thereof.

          (d)  Agreement Binding.  This Agreement shall be binding upon and
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inure to the benefit of the Company, its successors and assigns, including any assignee of the Company

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and any successor to the Company by merger, consolidation or otherwise, and the
Grantee and his heirs, devises and legal representatives.

          (e)  No Employment Rights.  None of the award of the Cash Component or
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the Restricted Shares, entry into this Agreement, adoption of the FY2002 LTIP or the 1999 Plan confers upon the Grantee any right to continued employment by, or association with, the Company or any of its direct or indirect subsidiaries, or shall in any way affect the right of the Company or any of its direct or indirect subsidiaries to dismiss, or otherwise terminate the employment, or association with the Company, of the Grantee at any time for any reason or no reason, and without liability therefor. Neither the Company nor any of its direct or indirect subsidiaries shall have any liability for or in respect of any forfeiture of Cash Component or Restricted Shares which may result under this Agreement if the Grantee's employment or association is so terminated. The award of cash and Restricted Shares shall not be deemed a part of the Grantee's regular, recurring compensation for any purpose, including, without limitation, for the purposes of any termination indemnity or severance pay law of any jurisdiction.

          (f)  Recapitalization.  In the event of (i) any change in the
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outstanding Common Stock by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger or similar event, (ii) any other change affecting the Common Stock or any distribution (other than normal cash dividends) to holders of Common Stock, or (iii) a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Restricted Shares shall be treated in the same manner as the Common Stock generally, subject to the restrictions contained in this Agreement.

          (g)  Notices.  Each notice relating to this Agreement, the Cash
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Component and the Restricted Shares shall be in writing and delivered in person or by certified mail to the proper address. All notices to the Company shall be addressed to it at its offices at 951 Yamato Road, Boca Raton, Florida 33431, attention of the Committee, c/o the Company's Secretary, and shall become effective when received by the Secretary. All notices to the Grantee or other person or persons then entitled to exercise any rights with respect to this Agreement shall be addressed to the Grantee or such other person or persons at the Grantee's address shown in the records of the Company. Anyone to whom a notice may be given under this Agreement may designate a new address by notice to that effect.

          (h)  Governing Law.  This Agreement and all determinations made and
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actions taken pursuant hereto, to the extent not otherwise governed by the
Internal Revenue Code of 1986, as amended from time to time, or the securities laws of the United States, shall be governed by and construed under the laws of the State of Delaware.

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          IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Grantee has signed his name, as of the date first written above.

                                    SENSORMATIC ELECTRONICS
                                      CORPORATION

                                    By:
                                       ------------------------
                                       Per-Olof Loof
                                       President and Chief Executive Officer

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